Exhibit 10.10

WAIVER AND CONSENT TO CREDIT AGREEMENT

LASALLE RETAIL FINANCE

Date: May 16, 2008

THIS WAIVER AND CONSENT TO CREDIT AGREEMENT (this “Waiver”) is made to the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of July 2, 2007 by and among:

AMERICAN APPAREL (USA), LLC (f/k/a AAI Acquisition LLC (successor by merger to American Apparel, Inc.)), a California limited liability company, as agent for itself and the other Borrowers party thereto (in such capacity, the “Lead Borrower”);

THE BORROWERS now or hereafter party to the Credit Agreement;

THE FACILITY GUARANTORS now or hereafter party to the Credit Agreement;

LASALLE BUSINESS CREDIT, LLC, AS AGENT FOR LASALLE BANK MIDWEST NATIONAL ASSOCIATION, ACTING THROUGH ITS DIVISION, LASALLE RETAIL FINANCE, with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties;

LASALLE BUSINESS CREDIT, LLC, AS AGENT FOR LASALLE BANK MIDWEST NATIONAL ASSOCIATION, ACTING THROUGH ITS DIVISION, LASALLE RETAIL FINANCE, with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”, and together with the Administrative Agent, individually an “Agent” and collectively, the “Agents”) for its own benefit and the benefit of the other Credit Parties;

WELLS FARGO RETAIL FINANCE, LLC, with offices at One Boston Place, 19th Floor, Boston, Massachusetts 02108, as collateral monitoring agent (in such capacity, the “Collateral Monitoring Agent”) for its own benefit and the benefit of the other Credit Parties;

the LENDERS party to the Credit Agreement; and

LASALLE BANK NATIONAL ASSOCIATION, a national banking association with offices at 135 South LaSalle Street, Chicago, Illinois 60603, as Issuing Bank;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

BACKGROUND

A. The Lead Borrower has advised the Agents that certain Events of Default have occurred as a result of the Loan Parties’ failure to comply with, among other things, certain financial performance covenants and other covenants, as more particularly set forth on Exhibit A annexed hereto (collectively, the “Financial and Compliance Events of Default”).

B. The Lead Borrower has further advised the Agents that the Lead Borrower has entered into that certain Asset Purchase Agreement dated as of April 8, 2008 (“the “APA”) by and between USDF, a California corporation (the “Seller”), and the Lead Borrower, pursuant to which the Lead Borrower has agreed to purchase certain assets (the “Purchased Assets”) of the Seller’s garment dying and finishing business (the “Acquisition”) for the aggregate sum of approximately $3,500,000.00 (the “Purchase Price”). The Lead Borrower has further advised the Agents that the Lead Borrower has commenced making payments of the Purchase Price to Seller in respect of such Acquisition. Absent the consent of the Agents and the Required Lenders, the Acquisition would constitute an Event of Default (the “Acquisition Event of Default”, and together with the Financial and Compliance Events of Default, collectively, the “Specified Events of Default”) under Section 7.01(d) of the Credit Agreement as a result of the failure of the Loan Parties to comply with Section 6.04 of the Credit Agreement. Furthermore, the commencement of the payment of the Purchase Price constitutes a Default under Section 7.01(d) as a result of the failure of the Loan Parties to comply with Section 6.04 of the Credit Agreement (relating to investments and acquisitions).

C. In light of the foregoing, the Lead Borrower has requested that the Agents and the Required Lenders consent to the Acquisition and waive the Specified Events of Default. The Agents and the Required Lenders are willing to waive the Specified Events of Default, on the terms and conditions set forth herein

Accordingly, it is hereby agreed as follows:

1.	Waiver of Specified Events of Default. The Agents and the Required Lenders hereby waive the Specified Events of Default. The Loan Parties acknowledge and agree that:

(a)	The foregoing waiver is a one-time waiver and shall not be deemed to constitute a waiver of any other Event of Default or a waiver of any other requirement of the Credit Agreement with respect to any other circumstance, including, without limitation, any failure by the Loan Parties to comply with the financial performance covenants or other covenants set forth in Sections 5.01, 6.01, 6.04 or 6.08.

(b)	The consent and waiver provided above shall not take effect upon the execution of this Agreement, and shall only take effect upon satisfaction of each and all of the requirements of Section 2, below.

2.	Conditions to Effectiveness. The Waiver provided in Section 1 above shall be effective as of (i) with respect to the Specified Events of Default referred to in Items 1 and 2 of

Exhibit A, February 29, 2008, (ii) with respect to the Specified Events of Default referred to in Items 3 through 11 of Exhibit A, March 31, 2008, and (iii) with respect to the Acquisition Event of Default and the Specified Events of Default referred to in Items 12 through 16 of Exhibit A, the date hereof, in each case upon the fulfillment of the following conditions precedent:

(a)	All actions on the part of the Loan Parties necessary for the valid execution, delivery, and performance by the Loan Parties of this Waiver shall have been duly and effectively taken.

(b)	The Administrative Agent shall have received an original copy of this Waiver duly executed and delivered by the Loan Parties, the Agents, and the Required Lenders.

(c)	The Administrative Agent shall have received a copy of that certain Amendment No. 6, Consent and Waiver to Credit Agreement of American Apparel (USA), LLC, dated as of the date hereof, with respect to the SOF Investments Loan (the “SOF Waiver”), duly executed by all parties thereto, pursuant to which SOF Investments shall have waived the defaults arising from, among other things, the breaches by the Lead Borrower (as Borrower with respect to the SOF Investments Loan) of Section 5.01, Section 6.04, Section 6.11 or Section 6.12 of the “Credit Agreement” (as such term is defined in the SOF Waiver).

(d)	The Administrative Agent shall have received, for the ratable benefit of the Lenders executing this Waiver, a waiver fee in the amount of $93,750.00, which shall be fully earned on the date hereof and shall not be subject to refund or rebate in whole or in part under any circumstance. The Administrative Agent is hereby authorized to make a Credit Extension to pay the waiver fee.

(e)	The Administrative Agent shall have instituted an Availability Reserve under the Borrowing Base (which Availability Reserve shall be in addition to all other Reserves under the Borrowing Base) in the amount of $4,500,000, which Availability Reserve shall remain in place until satisfaction of the obligations of the Loan Parties set forth in Section 3 hereof.

(f)	The Administrative Agent shall have received reimbursement from the Loan Parties for all reasonable costs, expenses, and legal fees incurred by the Administrative Agent through May 16, 2008 in connection with the negotiation, preparation, and execution of this Waiver. Provided that the Administrative Agent shall have notified the Lead Borrower of the amount of such costs, expenses, and legal fees incurred through such date, the Administrative Agent is hereby authorized to make a Credit Extension to reimburse the Administrative Agent for such costs, expenses, and legal fees. Each of the Loan Parties acknowledges and agrees that additional statements for all reasonable costs, expenses, and legal fees incurred by the Administrative Agent in connection with the negotiation, preparation, and execution of this Waiver for periods after May 16, 2008 will be rendered and paid as set forth in the Credit Agreement.

3.	Amendment; Joinder; Pledge. Each Loan Party hereby agrees to enter into, by May 31, 2008, each in form and substance satisfactory to the Agents and each Lender in their discretion, (i) an amendment to the Credit Agreement and related documents, which amendment and related documents may, among other things, (a) effect a joinder by American Apparel, Inc. (f/k/a Endeavor Acquisition Corp.) to the Loan Documents, whereby American Apparel, Inc. (f/k/a Endeavor Acquisition Corp.) shall become a Facility Guarantor thereunder, and (b) delete certain financial performance covenants, including, without limitation, the financial performance covenant relating to Capital Expenditures, in each case in accordance with the Summary of Terms and Conditions set forth as Exhibit B hereto, and (ii) an amendment to the Pledge Agreement, pursuant to which, among other things, the parties thereto shall amend Schedule I thereto to include all Subsidiaries in existence as of the date of such amendment. The failure of the Loan Parties to enter into the foregoing amendments and related documents by May 31, 2008 shall constitute an Event of Default under the Credit Agreement for all purposes but shall not invalidate the waiver provided in Section 1 above.

4.	No Continuing Waiver. The Loan Parties acknowledge and agree that since the Closing Date, in addition to the Specified Events of Default, certain Events of Default (together with the Specified Events of Default, collectively, the “Past Events of Default”) have occurred as a result of the Loan Parties’ actions in violation of the Credit Agreement and failure to obtain prior consent from the Agents and the Lenders for such actions, as such Past Events of Default are more specifically described herein and in (i) that certain Default Waiver dated as of November 23, 2007, by and among the Administrative Agent, certain of the Lenders, and the Lead Borrower, (ii) that certain Second Amendment and Waiver dated as of November 26, 2007, by and between, among others, the Agents, the certain of the Lenders, and the Loan Parties, (iii) that certain Waiver and Consent dated as of December 28, 2007, by and among the Agents, certain of the Lenders, and the Lead Borrower, and (iv) that certain Waiver to Credit Agreement dated as of February 29, 2008, by and among the Agents, the Lenders and the Loan Parties. The Agents and the Lenders have consented to waive such Past Events of Default based on their consideration of certain facts and circumstances presented at the time of each request from the Loan Parties for such waiver. The Loan Parties further acknowledge and agree that the Agents and the Lenders are under no obligation to waive any future Event of Default arising after the date hereof and that the Agents and the Lenders shall determine whether to waive any such Event of Default based on facts and circumstances in existence when such Event of Default arises. Nothing herein or in any other communication with any Agent or any Lender shall be deemed an agreement by any Agent or any Lender to forbear from exercising any and all of their rights, remedies, powers, and privileges with respect to any other Events of Default.

5.	Financial Statements for Fiscal Month Ending April 30, 2008. The parties hereto acknowledge and agree that notwithstanding anything in the Credit Agreement to the contrary, the date by which the Lead Borrower shall have furnished to the Administrative Agent the financial statements and Compliance Certificate referred to in Section 5.01(b) and Section 5.01(c) of the Credit Agreement for the Fiscal Month ended April 30, 2008, is hereby extended by ten (10) days to June 9, 2008.

6.	Representations and Warranties; Ratification of Loan Documents. In order to induce the Agents and the Lenders to enter into this Waiver, each Loan Party hereby represents and warrants that except for the Specified Events of Default, no Default or Event of Default by any Loan Party exists under the Credit Agreement or under any other Loan Document. Except as expressly provided in this Waiver, all terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. The Loan Parties hereby ratify, confirm, and re-affirm all terms and provisions of the Loan Documents, except that any representation or warranty made as of a specific date shall be true and correct only as of the date so specified.

7.	Acknowledgement of Obligations. Each of the Loan Parties hereby acknowledges and agrees that there is no basis nor set of facts on which any amount (or any portion thereof) owed by the Loan Parties under the Credit Agreement and the Loan Documents could be reduced, offset, waived, or forgiven, by rescission or otherwise; nor is there any claim, counterclaim, offset, or defense (or other right, remedy, or basis having a similar effect) available to any of the Loan Parties with regard thereto; nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations.

8.	Waiver of Claims and Release. Each of the Loan Parties hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Agents, the Lenders, or their respective parents, affiliates, predecessors, successors, or assigns, or their officers, directors, employees, attorneys, or representatives, with respect to the Obligations, or otherwise, and that if any of the Loan Parties now has, or ever did have, any offsets, defenses, claims, or counterclaims against such Persons, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Waiver, all of them are hereby expressly WAIVED, and each of the Loan Parties hereby RELEASES such Persons from any liability therefor.

9.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their representatives, successors and assigns.

10.	Multiple Counterparts. This Waiver may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument.

11.	Governing Law. This Waiver shall be construed, governed, and enforced pursuant to the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws.

12.	Loan Document. This Waiver shall constitute a Loan Document for all purposes. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Waiver as of the date above first written. This Waiver is intended to take effect as a sealed instrument.

AMERICAN APPAREL (USA), LLC,
as Lead Borrower and as a Borrower

By:	/s/ Ken Cieply
Name:	Ken Cieply
Title:	CFO

AMERICAN APPAREL RETAIL, INC., as a Borrower

By:	/s/ Ken Cieply
Name:	Ken Cieply
Title:	CFO

AMERICAN APPAREL DYEING &
FINISHING, INC., as a Borrower

By:	/s/ Ken Cieply
Name:	Ken Cieply
Title:	CFO

KCL KNITTING, LLC, as a Borrower

By:	American Apparel (USA), LLC, its sole member

By:	/s/ Ken Cieply
Name:	Ken Cieply
Title:	CFO

Signature Page to Waiver to Credit Agreement

AMERICAN APPAREL, LLC, as a
Facility Guarantor

By:	American Apparel (USA), LLC, its sole member

By:	/s/ Ken Cieply
Name:	Ken Cieply
Title:	CFO

FRESH AIR FREIGHT, INC., as a Facility Guarantor

By:	/s/ Ken Cieply
Name:	Ken Cieply
Title:	CFO

Signature Page to Waiver to Credit Agreement

LASALLE BUSINESS CREDIT, LLC, As Agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance, as Administrative Agent, as Collateral Agent, as Swingline Lender and as Lender

By:	/s/ Stephen J. Garvin
Name:	Stephen J. Garvin
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Issuing Bank,

By:	/s/ Stephen J. Garvin
Name:	Stephen J. Garvin
Title:	Vice President

Signature Page to Waiver to Credit Agreement

WELLS FARGO RETAIL FINANCE, LLC,
as Collateral Monitoring Agent and as a Lender

By:	/s/ Emily Abrahamson
Name:	Emily Abrahamson
Title:	Assistant Vice President/Account Executive

Signature Page to Waiver to Credit Agreement

NATIONAL CITY BUSINESS CREDIT, INC.,
as a Lender

By:	/s/ Kathryn C. Ellero
Name:	Kathryn C. Ellero
Title:	Vice President

Signature Page to Waiver to Credit Agreement

Exhibit A

Financial and Compliance Events of Default

1. The Loan Parties have failed to deliver, within thirty (30) days following the end of the Fiscal Month ending January 31, 2008, the financial statements for such Fiscal Month, which are required to be delivered pursuant to Section 5.01(b) of the Credit Agreement. Such failure constitutes an Event of Default under Section 7.01(e) of the Credit Agreement.

2. The Loan Parties have failed to deliver, within thirty (30) days following the end of the Fiscal Month ending January 31, 2008, the Compliance Certificate for such Fiscal Month, which is required to be delivered pursuant to Section 5.01(c) of the Credit Agreement. Such failure constitutes an Event of Default under Section 7.01(e) of the Credit Agreement.

3. The Loan Parties failed to deliver, within thirty (30) days following the end of the Fiscal Month ending February 29, 2008, the financial statements for such Fiscal Month, which are required to be delivered pursuant to Section 5.01(b) of the Credit Agreement. Such failure constitutes an Event of Default under Section 7.01(e) of the Credit Agreement.

4. The Loan Parties have failed to deliver, within thirty (30) days following the end of the Fiscal Month ending February 29, 2008, the Compliance Certificate for such Fiscal Month, which is required to be delivered pursuant to Section 5.01(c) of the Credit Agreement. Such failure constitutes an Event of Default under Section 7.01(e) of the Credit Agreement.

5. The Loan Parties have failed to deliver, within thirty (30) days following the end of the Fiscal Month ending March 31, 2008, the financial statements for such Fiscal Month, which are required to be delivered pursuant to Section 5.01(b) of the Credit Agreement. Such failure constitutes an Event of Default under Section 7.01(e) of the Credit Agreement.

6. The Loan Parties have failed to deliver, within thirty (30) days following the end of the Fiscal Month ending March 31, 2008, the Compliance Certificate for such Fiscal Month, which is required to be delivered pursuant to Section 5.01(c) of the Credit Agreement. Such failure constitutes an Event of Default under Section 7.01(e) of the Credit Agreement.

7. The Loan Parties have violated the financial performance covenant set forth in Section 2 of Exhibit M of the Credit Agreement by making Capital Expenditures in excess of $5,000,000.00 during the Fiscal Quarter ending March 31, 2008, as more specifically described below:

Covenant	Actual Capital Expenditures as of March 31, 2008

Not more than $5,000,000.00	$14,791,354.00

Such violation constitutes an Event of Default under Section 7.01(d) of the Credit Agreement.

Exhibit A to Waiver to Credit Agreement

8. The Loan Parties have violated the financial performance covenant set forth in Section 4 of Exhibit M of the Credit Agreement by failing to maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1:00 to 1.00 for the Fiscal Quarter ending March 31, 2008, as more specifically described below:

Covenant	Actual

Not less than 1.00 to 1.00	0.6510 to 1.00

Such violation constitutes an Event of Default under Section 7.01(d) of the Credit Agreement.

9. The Loan Parties have violated Section 6.01 of the Credit Agreement by permitting American Apparel Japan Yugen Kaisha, a Subsidiary of a Loan Party, to incur Indebtedness to a Person in the amount of JPM100,000,000. Such violation constitutes an Event of Default under Section 7.01(d) of the Credit Agreement.

10. The Loan Parties have violated Sections 6.04 and 6.08 of the Credit Agreement by making intercompany loans and other transfers to certain Subsidiaries of the Loan Parties prior to March 31, 2008, including, without limitation, Subsidiaries organized or to be organized under the laws of China, which act is an Investment that is not a Permitted Investment. Such violation constitutes an Event of Default under Section 7.01(d) of the Credit Agreement.

11. The Loan Parties have materially breached the documents, instruments and agreements executed in connection with the SOF Investments Loan by engaging in the actions referred to with respect to the Acquisition Event of Default and Items 1 through 10 of this Exhibit A. Such breach constitutes an Event of Default under Section 7.01(r) of the Credit Agreement.

12. The Loan Parties have violated Sections 6.04 and 6.08 of the Credit Agreement by making intercompany loans and other transfers to certain Subsidiaries of the Loan Parties during the months of April and May, 2008, including, without limitation, Subsidiaries organized or to be organized under the laws of Brazil and China, which act is an Investment that is not a Permitted Investment. Such violation constitutes an Event of Default under Section 7.01(d) of the Credit Agreement.

13. The Loan Parties have violated the financial performance covenant set forth in Section 2 of Exhibit M of the Credit Agreement by making Capital Expenditures in excess of $5,000,000.00 during the Fiscal Quarter ending June 30, 2008. Such violation constitutes an Event of Default under Section 7.01(d) of the Credit Agreement.

14. The Loan Parties have violated the financial performance covenant set forth in Section 2 of Exhibit M of the Credit Agreement by making Capital Expenditures in excess of $17,500,000.00 during the Fiscal Year ending December 31, 2008. Such violation constitutes an Event of Default under Section 7.01(d) of the Credit Agreement.

15. The Lead Borrower has advised the Agents and the Lenders that the Loan Parties are likely to fail to comply with the financial performance covenant set forth in Section 4 of Exhibit M to the Credit Agreement relating to Consolidated Fixed Charge Coverage Ratio for the Fiscal

Exhibit A to Waiver to Credit Agreement

Quarter ending June 30, 2008. Such likely failure constitutes a Default under Section 7.01(d) of the Credit Agreement.

16. The Loan Parties have materially breached the documents, instruments and agreements executed in connection with the SOF Investments Loan by engaging in the actions referred to with respect to Items 12 through 15 of this Exhibit A. Such breach constitutes an Event of Default under Section 7.01(r) of the Credit Agreement.

Exhibit A to Waiver to Credit Agreement

Exhibit B

Summary of Terms and Conditions

1077959.9

Exhibit B to Waiver to Credit Agreement

AMERICAN APPAREL (USA), LLC

Summary of Terms and Conditions

Fourth Amendment to

$75,000,000 Senior Secured Revolving Credit Facility

May 1, 2008

THE PROPOSED TERMS AND CONDITIONS ARE PROVIDED FOR DISCUSSION PURPOSES ONLY AND DO NOT CONSTITUTE AN OFFER, AGREEMENT OR COMMITMENT TO AMEND THE CREDIT AGREEMENT. The actual terms and conditions upon which the Lenders might amend the Credit Agreement are subject to satisfactory completion of due diligence, credit committee approval, satisfactory review of documentation and such other terms and conditions as are determined by the Lenders and their counsel, Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrowers:	American Apparel (USA), LLC (f/k/a AAI Acquisition LLC (successor by merger to American Apparel, Inc.)) and certain of its domestic subsidiaries

Guarantors:	American Apparel, Inc. (f/k/a Endeavor Acquisition Corp.) and all domestic subsidiaries of American Apparel (USA), LLC that are not Borrowers

Administrative and Collateral Agent:	LaSalle Business Credit, LLC (the “Agent”).

Collateral Monitoring Agent:	Wells Fargo Retail Finance, LLC

Amendment to Financial Covenants:	The following financial covenants will be deleted from the Credit Agreement:

Minimum Consolidated EBITDA, Capital Expenditures, Consolidated Fixed Charge Coverage Ratio, Senior Debt/EBITDA, and Adjusted Debt/EBITDAR.

The Excess Availability financial covenant currently in place shall be deleted in its entirety and the following new Excess Availability financial covenant shall be inserted in its stead:

At all times, the Loan Parties shall maintain Excess Availability of at least ten percent (10%) of the lesser of (i) the Borrowing Base and (ii) the Revolving Credit Ceiling.

Exhibit K to the Credit Agreement (Form of Compliance Certificate) shall be amended to reflect the changes to the financial covenants described herein.

Other Amendments:

Revise the definition of “Permitted Investments” as follows:

(a) to include a new category of Investments consisting of Accounts owing from a Foreign Subsidiary to a Loan Party as a result of a sale of Inventory (to the extent such sale is permitted under Section 6.08);

(b) to include a new category of Investments consisting of other Investments (without duplication of Investments permitted by clause (a) above) by a Loan Party in a Foreign Subsidiary to the extent such Investments do not exceed $10,000,000 in the aggregate, provided that any initial Investment permitted pursuant to this new category shall be included without duplication as to any subsequent reinvestment of the same funds by the recipient of such initial Investment in a Subsidiary of such Person.

Revise Section 6.04 to provide that so long as no Event of Default shall have occurred or be continuing nor would result therefrom, no Loan Party will, ‘nor will permit any Subsidiary to, make or permit to exist any Investment, except Permitted Investments and any transfer of the Capital Stock of LLC to the Borrower as expressly set forth in the Merger Agreement.

Revise Section 6.07(b)(i) to provide that (a) mandatory payments of interest and principal, and (b) prepayments not to exceed $1,000,000.00 in any twelve-month period, in each case in respect of Permitted Indebtedness (other than (i) Subordinated Indebtedness and (ii) the SOF Investments Loan), are permitted as long as no Event of Default then exists or would result therefrom.

Letters of Credit:	The definition of “Letter of Credit” shall be modified to include reference to bankers’ acceptances and letters of credit on account of deferred payment obligations.

Payment Conditions:	A new covenant shall be added to the Credit Agreement, which covenant shall provide that notwithstanding anything to the contrary, the Loan Parties shall not make any investment, distribution, dividend or payment on account of Indebtedness except as expressly permitted by Section 6.04 or 6.07, provided that the Loan Parties shall be permitted to make other investments, distributions, dividends and payments on account of Permitted Indebtedness only if the Loan Parties meet the Payment Conditions.

As used herein, the term “Payment Conditions” means (i) no Default or Event of Default shall have occurred or be continuing nor shall result from the making of such investment, distribution, dividend or payment, and (ii) at least five (5) days prior to the making of any such investment, distribution, dividend or payment, the Lead Borrower shall have delivered to the Administrative Agent (A) a certificate from the chief financial officer of the Lead Borrower stating that at the time of, and after giving effect to such investment, distribution, dividend or payment, Excess Availability shall have been not less than twenty percent (20%) of the Borrowing Base for the thirty (30) consecutive days immediately prior, and on a pro forma basis for the sixty (60) consecutive days immediately following, the making of such investment, distribution or dividend, and (B) supporting documentation, in form and substance satisfactory to the Administrative Agent, demonstrating calculation of Excess Availability for such periods. The definition of the term “Payment Conditions” set forth herein shall supercede and replace the existing definition of such term set forth in the Credit Agreement.

The Payment Conditions shall not restrict the Loan Parties’ ability to refinance existing indebtedness so long as the new financing (i) is in an amount not exceeding the indebtedness being replaced, (ii) is on terms and conditions reasonably acceptable to the Administrative Agent, and (iii) the refinancing lender enters into an intercreditor agreement with the Administrative Agent on terms and conditions that the Agents, in their sole discretion exercised in good faith, deem necessary or desirable.

Notwithstanding the Payment Conditions, the Loan Parties shall be permitted to maintain and, prior to an Event of Default, keep separate from the loan facility and use, existing cash on hand (or cash equivalents) to repurchase the Loan Parties’ capital stock without restriction up to a maximum amount of $30,000,000.00 in the aggregate, provided that the source of such cash on hand (or cash equivalents) shall be the funds received by the Loan Parties in connection with the SPAC Transaction, and provided further that at all times, such cash on hand (or cash equivalents) shall remain subject to a valid, perfected first priority lien in favor of the Collateral Agent as security for the Obligations and the Loan Parties shall have delivered to the Collateral Agent a Control Agreement with respect to any deposit account or other account in which such cash on hand (or cash equivalents) is maintained.

As used herein, the term “Control Agreement” means an agreement, on terms and conditions acceptable to the Collateral Agent in its reasonable discretion, by and among any Loan Party,

the Collateral Agent, and a third party depository institution with respect to one or more accounts of the Loan Parties, and which provides that immediately upon written notice from the Collateral Agent, the depository institution shall, without further consent from any Loan Party, accept only the instructions of the Collateral Agent in respect of the funds in those accounts, where such accounts and the investments contained therein constitute Collateral, and in which such accounts and such investments the Collateral Agent has been granted a first priority Lien.

Notwithstanding the Payment Conditions, the Loan Parties shall be permitted to make Permitted Acquisitions without restriction up to $3,000,000.00 in the aggregate from the Effective Date until the Maturity Date. As used herein, the term “Effective Date” shall mean the date on which definitive documentation with respect to the amendments contemplated hereby has been duly executed by all parties thereto.

The dollar limitation on the incurrence of Capital Lease Obligations shall be increased from $15,000,000.00 to $20,000,000.00.

Consent to Purchase:

Subject to terms and conditions reasonably required by the Agent and the Required Lenders, the Agent and the Required Lenders shall consent to the purchase by the Lead Borrower of certain assets of [USDF], a California corporation (the “Seller”), relating to the Seller’s textile dyeing and finishing business, which assets are more specifically described in that certain Asset Purchase Agreement to be entered into between the Lead Borrower and the Seller. For purposes of clarity, the purchase of such assets shall not be deemed to utilize any portion of the $3,000,000.00 Permitted Acquisitions basket referred to above.

Amendment Fee:	The Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, an amendment fee of 0.125% of the Revolving Credit Ceiling ($93,750.00).

Arrangement Fee:	The Borrowers will pay to the Agent, for its own account, an arrangement fee of $25,000.00.

Documentation:	The amendment to the Credit Facility will be subject to the negotiation, execution and delivery of a definitive documentation as shall be reasonably requested by the Agents and reasonably satisfactory to the Borrower.

Conditions Precedent:	Closing shall be conditioned upon satisfaction of the following conditions precedent and other conditions customary to transactions of this type, or reasonably required by the Agents. Such conditions precedent shall include, without limitation, the following:

1.      All necessary consents and approvals to the amendment (including, without limitation, the consent of the Board of Directors of American Apparel, Inc. (f/k/a Endeavor Acquisition Corp.) and the consent of each Lender) shall have been obtained.

2.      Without limiting the generality of the foregoing, consent by each Lender to a pro-rata increase in its respective Commitment.

3.      Satisfactory completion of due diligence.

4.      Preparation, execution and delivery of definitive documentation, including a guaranty, pledge agreement, security agreement and other security documents with respect to the joinder of American Apparel, Inc. (f/k/a Endeavor Acquisition Corp.) as a Facility Guarantor, which documentation shall be in form and substance satisfactory to the Agents.

5.      Legal opinions of counsel to the Loan Parties satisfactory in form and substance to the Agents.

6.      Any other information (financial or otherwise) reasonably requested by the Agents shall have been received by, and shall be in form and substance satisfactory to the Agents.

7.      The Collateral Agent shall have filed all financing statements and other documents or agreements as may be necessary to perfect its security interest in the collateral for itself and for the benefit of the Lenders and to assure its first priority status therein.

8.      No material misstatements in or omissions from the materials previously furnished to the Agents or any Lender for their review. The Agents must be satisfied that any financial statements delivered to them fairly present the business and financial condition of the Loan Parties and their subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of the Loan Parties since the date of the most recent financial information delivered to the Agents.

9.      The absence of any litigation or other proceeding the result of which might have a material adverse effect on the Loan Parties.

10.    The absence of any default of any material contract or agreement of any Loan Party or any Subsidiary of any Loan Party.

11.    The absence of a Default or Event of Default on the closing date of the amendment.

12.    The Agents shall have received duly executed definitive documentation with respect to such amendments to the Intercreditor Agreement and the SOF Investments Loan as may be necessary or desirable, in the Agents’ sole discretion exercised in good faith, to effect the amendments to the Credit Agreement contemplated hereby. Such documentation shall include, without limitation, clarification with respect to the obligations of the Loan Parties to make payments to the Lenders and/or SOF Investments with respect to Net Proceeds.

Expenses:

The Loan Parties will pay all reasonable costs and expenses associated with the preparation, due diligence, arrangement and enforcement of all documentation executed in connection with the amendment to the Credit Agreement.

Ratification of Documents:	Except as provided herein and except to the extent necessary to implement the terms of the amendment, all terms and conditions of the Credit Agreement and other Loan Documents shall remain in full force and effect.

AMERICAN APPAREL (USA), LLC, as Lead Borrower, for itself and the other Loan Parties

By:	/s/ Ken Cieply
Name:	Ken Cieply
Title:	CFO

1066695.10